Exhibit 6

CONFIDENTIAL

OBSERVER AGREEMENT

This OBSERVER AGREEMENT, dated as of April 8, 2022 (this “Agreement”), is entered into by and among (a) Bitfury Holding B.V., a private company with limited liability (besloten vennootschap) incorporated under the laws of The Netherlands (“Bitfury Holding”), (b) Bitfury Top HoldCo B.V., a private company with limited liability (besloten vennootschap) incorporated under the laws of The Netherlands (“Bitfury HoldCo” and together with Bitfury Holding, the “Investors”), and (c) Cipher Mining Inc., a Delaware corporation (the “Company”). The Investors, the Company and the Observer (defined below) are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, as of the date of this Agreement, the Investors own approximately 82.34% of the shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Company desires to grant the Investors the right to designate a representative to attend meetings of the board of directors of the Company (the “Board”) in a non-voting observer capacity on the terms set forth in this Agreement; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the foregoing matters.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity.

“Observer Designation Condition” shall mean that the Investors and their respective affiliates and associates beneficially own at least ten percent (10%) of the issued and outstanding shares of Common Stock.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, managers, members, agents, and advisors (including attorneys, accountants and consultants).

Section 2. Observer Right.

(a) The Investors may designate the individual having the qualifications provided in Section 2(b) as a non-voting observer of the Board (the “Observer”) who, subject to Section 2(f), the Company shall permit to attend each meeting of the Board and the committees thereof. The Company shall provide the Observer with copies of all information and materials (including notices of meetings) delivered to the Board or the applicable committee at substantially the same time, and using the same method of delivery, as delivered to the members of the Board or such committee. The Observer may participate in discussions of matters brought to the Board or any committee thereof.

(b) The Observer shall, at all times while serving as Observer, be a current director or executive officer of an Investor or an Affiliate of an Investor and shall automatically cease to be an Observer at such time as such person ceases to be a current director or executive officer of an Investor or an Affiliate of an Investor, at which time the Investors may designate another person as the Observer. The Investors shall be entitled at any time and from time to time to remove the Observer and replace the removed Observer with any individual selected by the Investors.

(c) The Investors and the Observer shall hold in confidence and trust all non-public information received during such meetings (the “Board Information”), except that the Observer may disclose any Board Information (i) to the Investors and their respective Affiliates, and its and their Representatives, who have a need to know such information for the purpose of the Investors’ monitoring of its investment in the Company and for any other legitimate business purpose (provided that, in each case, it or they are subject to a comparable obligation of trust or confidentiality with respect to the Board Information provided to it or them), (ii) as permitted or

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required by applicable Law or (iii) as reasonably necessary for the Observer or Investors to enforce any rights or remedies it may have with respect to the Company. Notwithstanding anything to the contrary set forth herein, the foregoing restrictions shall not apply to any Board Information that: (1) is lawfully possessed or known by such receiving Person prior to the time of receipt from the disclosing Person, without use or disclosure restrictions; (2) is or becomes publicly available through no breach of this Agreement by the receiving Person; (3) is lawfully furnished to the receiving Party by a third party, after the time of receipt from the disclosing Person, without use or disclosure restrictions; (4) is lawfully furnished by the disclosing Person to a third party, without use or disclosure restrictions; (5) is independently developed by the receiving Person without use of or reference to any of the Board Information; or (6) is explicitly approved for release by written authorization of the Company.

(d) Notwithstanding Section 2(a) above, the Company shall be entitled to (i) excuse the Observer from any meeting of the Board or committee thereof, or any portion thereof, and/or (ii) withhold Board Information (other than notices of meetings of the Board or any committee thereof other than the committee identified in clause (3) below) from the Observer, in each case, if (1) the Company’s counsel determines in good faith that (x) excluding the Observer and/or withholding such information or materials from the Observer is necessary to preserve attorney-client, work product or similar privilege and (y) there exists no common legal interest between the Company, on the one hand, and the Observer or Investors, on the other hand, such that privileges would be preserved as a result of excusing the Observer or withholding such information and material (provided that the Company shall only be entitled to excuse the Observer from the portion of a Board or committee meeting at which a legal advisor is present and is, in good faith, providing legal advice and the Company shall only be entitled to withhold the portion of any information and materials that includes such legal advice); (2) the Company’s counsel determines in good faith that excluding the Observer and/or withholding such information or materials from the Observer is necessary to comply with applicable Law; (3) such meeting, information or materials pertain to the special committee of the Board created on March 15, 2022 (without giving effect to any amendment to the authority conferred upon such special committee), or (4) such meeting, information or materials pertain specifically and exclusively to the Company’s relationship with the Investors and/or their Affiliates.

(e) The Company hereby acknowledges that the Observer shall have no duties (fiduciary or otherwise) to the Company or any of its equity holders (other than confidentiality obligations to the Company as set forth herein).

(f) As a condition to any Person becoming an Observer, such Person shall execute and deliver to the Parties a joinder to this Agreement in the form attached hereto as Exhibit A (a “Joinder”). For the avoidance of doubt, any Person who has not executed and delivered a Joinder shall not be an Observer under this Agreement.

(g) The Observer and the Investors acknowledge and agree that in the event the Observer Designation Condition is no longer satisfied, the Investors shall no longer be entitled to designate the Observer and the Observer shall automatically cease to be a non-voting observer of the Board. Upon the Observer ceasing to be a non-voting observer of the Board for any reason, the Observer shall, as promptly as practicable (but in any case within three (3) business days), return all written Board Information to the Company and provide confirmation to

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the Company that such materials have been so returned, are no longer in the Observer or the Investors’ possession and no copies have been retained. Notwithstanding this Section 2(g), the Investors and the Observer may retain (i) copies of the Board Information if required by bona fide policies and procedures implemented by the Investors and the Observer, as applicable, (ii) in order to comply with applicable law, professional, regulatory or compliance standards and (iii) Board Information to the extent it is “backed-up” on the Investors’ or Observer’s (as applicable) electronic information management and communications systems or servers in the ordinary course of business for general data recovery purposes (and only used for such purpose).

Section 3. Information Rights. If requested in writing by an Investor, the Company shall agree to provide the Investors with each of the following, which shall be deemed Board Information for purposes of this Agreement:

(a) a copy of the annual budget for each year, promptly following the adoption thereof by the Board (and any material amendment or modification thereof), and a copy of the business plan for each year, promptly following the adoption thereof by the Board (and any material any amendment or modification thereof);

(b) written monthly reports with respect to key performance indicators and/or summary financial statements, in each case, (x) only to the extent that such reports are prepared in the ordinary course of business and (y) not later than twenty (20) days following the last day of each month during each calendar year;

(c) written notification promptly following such time that the Company becomes aware of any material violation by the Company or any of its subsidiaries of any applicable Law;

(d) written notification promptly following such time that the Company becomes aware of any event or occurrence with respect to the Company or any of its subsidiaries that would or could reasonably be expected to result in material legal, compliance or regulatory consequences or developments for the Company and its subsidiaries, taken as a whole; and

(e) written notification promptly following such time that the Company becomes aware of, including a reasonably detailed summary, of the initiation or settlement of, or material developments in, any action, litigation, suit, complaint, demand, investigation or proceeding involving the Company or any of it subsidiary.

Notwithstanding anything to the contrary set forth in this Section 3, the Company shall not be required to provide any such notice or communicate any such information in respect of Section 3(c) through (e) (inclusive) if such information was Board Information and the Company is entitled to withhold such Board Information under Section 2(d); provided that the Company shall notify the Investors of any such withholding to the extent providing such notice would not be reasonably likely to compromise or invalidate any applicable legal privileges under applicable Law.

Section 4. Expense Reimbursement. The Observer shall be entitled to the same expense reimbursement as the non-employee members of the Board under the Company’s Certificate of Incorporation and Bylaws as if the Observer were a member of the Board.

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Section 5. Indemnification. The Company shall (a) immediately following the appointment of the initial Observer, enter into an indemnification agreement with the Observer in the form attached hereto as Exhibit B and (b) promptly following being notified of the removal and replacement of the Observer by the Investors, enter into an indemnification agreement with the replacement Observer in the form attached hereto as Exhibit B.

Section 6. Representations and Warranties. Each Party hereby represents and warrants to the other Parties and acknowledges that: (a) the execution, delivery and performance of this Agreement have been duly authorized by such Party; (b) such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder; (c) this Agreement is valid, binding and enforceable against such Party in accordance with its terms; (d) no consent, approval, order or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority is required in connection with the execution, delivery or performance of this Agreement by the applicable Party or the consummation of any transactions contemplated by this Agreement, except for the filing with the United States Securities and Exchange Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (e) the execution, delivery and performance of this Agreement will not (i) result in any default or violation of the organizational documents of the applicable Party (if applicable), (ii) result in any default or violation of any agreement relating to the applicable Party’s material indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any governmental authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the applicable Party pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the applicable Party, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the applicable Party to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 7. Conflicting Agreements. The Company shall not enter into any agreement, arrangement or understanding with any Person that may conflict with or otherwise limit the ability of the Company to comply with its obligations under this Agreement.

Section 8. Miscellaneous.

(a) Governing Law. This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(c) Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any applicable law to post any bond or other security as a prerequisite to obtaining equitable relief. Such remedies, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any Party hereto may have.

(d) Jurisdiction. Each of the Parties hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall exclusively be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8(d) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8(d). However, the foregoing shall not limit the right of a Party to effect service of process on the other Parties by any other legally available method. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) Further Assurances. Each of the Parties will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement.

(f) Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon,

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the successors, permitted assigns, heirs, executors, and administrators of the Parties. No Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, the Investors may assign any of their respective rights under this Agreement to any Affiliate of the applicable Investor without the consent of the Company.

(g) Entire Agreement; Termination. This Agreement, including any joinder hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. This Agreement shall terminate and be of no further force and effect automatically upon the Observer Designation Condition ceasing to be satisfied unless earlier terminated pursuant to an instrument in writing executed by the Company and the Investors. Notwithstanding the foregoing, the provisions set forth in Sections 2(c), 2(g), 4 and 5 shall survive termination.

(h) Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, email (with delivery receipt) or messenger as follows:

If to the Company:

Cipher Mining Technologies Inc.

1 Vanderbilt Avenue

Floor 54, Suite C

New York, NY 10017

United States of America

Attn: Chief Legal Officer

Email: legal@ciphermining.com

If to the Investors:

Bitfury Top HoldCo B.V.

Strawinskylaan 3051

1077ZX Amsterdam

The Netherlands

Attn: Jonathan Gould

Email: jonathan.gould@bitfury.com

  legal@bitfury.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:    Sven Mickisch; Maxim Mayer-Cesiano

Email:  sven.mickisch@skadden.com;

   maxim.mayercesiano@skadden.com

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or in any such case to such other address or email address as any Party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when sent if sent by email.

(i) Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.

(j) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective.

(k) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the Parties, each of which shall be enforceable against the Parties actually executing such counterparts and all of which together shall constitute one instrument.

(l) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be legal, enforceable and valid in accordance with its terms.

(m) Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

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(n) No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any Party, in its own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed and unconditionally delivered this Agreement on the date first set forth above.

BITFURY HOLDING B.V.

By:	/s/ Olegs Blinkovs
Name: Olegs Blinkovs
Title: Managing Director

BITFURY TOP HOLDCO B.V.

By:	/s/ Olegs Blinkovs
Name: Olegs Blinkovs
Title: Managing Director

[Signature Page to Observer Agreement]

CIPHER MINING INC.

By:	/s/ Will Iwaschuk
Name: Will Iwaschuk
Title: CLO

[Signature Page to Observer Agreement]

Exhibit A

Joinder Agreement

EXHIBIT A

JOINDER AGREEMENT

TO

OBSERVER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement (the “Joinder Agreement”) to the Observer Agreement by and among Bitfury Holding B.V., a private company with limited liability (besloten vennootschap) incorporated under the laws of The Netherlands, Bitfury Top HoldCo B.V., a private company with limited liability (besloten vennootschap) incorporated under the laws of The Netherlands, and Cipher Mining Inc., a Delaware corporation, dated April 8, 2022 (the “Observer Agreement”). Capitalized terms herein have meanings ascribed to them in the Observer Agreement unless expressly defined otherwise herein.

By executing and delivering this Joinder Agreement, the undersigned hereby agrees to be a Party to the Observer Agreement, and to be bound by, and to comply with the terms and provisions of, the Observer Agreement applicable to the Observer as if the undersigned were an original signatory to the Observer Agreement. The undersigned represents and warrants that the undersigned is a current director or executive officer of an Investor or an Affiliate of an Investor.

[Signature Page(s) Follow]

Executed as of the      day of             , 20    . This joinder may be executed in any number of counterparts, each of which shall be deemed an original of this Joinder Agreement and all of which together shall constitute one and the same instrument.

OBSERVER:

By:

Printed Name:

Title:

Consented and Agreed To:

BITFURY HOLDING B.V.

By:

Printed Name:

Title:

BITFURY TOP HOLDCO B.V.

By:

Printed Name:

Title:

CIPHER MINING INC.

By:

Printed Name:

Title:

Exhibit A

OBSERVER AGREEMENT

Exhibit B

Form of Indemnification Agreement

OBSERVER INDEMNIFICATION AND ADVANCEMENT AGREEMENT

This Observer Indemnification and Advancement Agreement (“Agreement”) is made as of [●], by and between Cipher Mining Inc., a Delaware corporation (the “Company”), and [●], a nonvoting observer of the board of directors of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement.

RECITALS

WHEREAS, the board of directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers, observers or in other capacities unless they are provided with adequate protection through indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

WHEREAS, the uncertainties relating to indemnification and advancement of expenses may increase the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, the bylaws of the Company (the “Bylaws”) and Certificate of Incorporation of the Company (the “Certificate of Incorporation”) require indemnification of the officers and directors of the Company. Directors and officers of the Company may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Bylaws, Certificate of Incorporation, and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification and advancement of expenses;

WHEREAS, from time to time, the Company enters into customary indemnification agreements with its directors and officers; and

WHEREAS, the Company intends to extend to the Indemnitee the rights of indemnification that are afforded to directors and officers of the Company pursuant to the Bylaws, Certificate of Incorporation, the DGCL and customary indemnification agreements entered into between the Company and such persons from time to time.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services to the Company. Indemnitee agrees to serve as a nonvoting observer of the Board and any committee thereof. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

Section 2. Definitions. As used in this Agreement:

(a) “Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.

(b) A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative beneficial ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

(ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(v) For purposes of this Section 2(b), the following terms have the following meanings:

1.“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(c) “Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, fiduciary, observer or Agent of the Company or an Enterprise.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e) “Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, or Agent.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(g) “Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) The term “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to or culminate in the institution of a Proceeding.

Section 3. Indemnity in Third-Party Proceedings. The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. The Company will not indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Delaware Court of Chancery or any court in which the Proceeding was brought determines upon application by Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding, to the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification For Expenses of a Witness. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent, interviewee, or otherwise asked to participate.

Section 7. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8. Additional Indemnification. Notwithstanding any limitation in Section 3, Section 4 or Section 5, the Company will indemnify the Indemnitee to the fullest extent that directors and officers of the Company are, or would be entitled to be, indemnified pursuant to applicable law (including, but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to indemnify its directors or officers), the Bylaws and the Certificate of Incorporation, in each case, if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor).

Section 9. Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to make any indemnification payment to Indemnitee in connection with any Proceeding:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 15(b) and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(c) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of such Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of such Proceeding) initiated pursuant to Section 14 of this Agreement, (ii) the Board authorized the Proceeding (or any part of such Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Section 10. Advances of Expenses.

(a) The Company will advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding (or any part of any Proceeding) initiated by Indemnitee if (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 14 or (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. The Company will advance the Expenses within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.

(b) Advances will be unsecured and interest free. Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.

(c) The Company shall grant to the Indemnitee all rights to advancement of expenses granted to directors and officers of the Company pursuant to the Bylaws, Certificate of Incorporation or the DGCL (including, but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to advance expenses to its directors or officers).

Section 11. Procedure for Notification of Claim for Indemnification or Advancement.

(a) Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The chief legal officer of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.

(b) The Company will be entitled to participate in the Proceeding at its own expense.

Section 12. Procedure Upon Application for Indemnification.

(a) Unless a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:

(i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

(ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board; or

(iii) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board.

(b) If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board).

(c) The party selecting Independent Counsel pursuant to subsection (a)(iii) or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent

Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to has not been resolved, either the Company or Indemnitee may petition the Delaware Court for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding pursuant to Section 14(a) of this Agreement, Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d) Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.

(e) If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within thirty (30) days after such determination.

Section 13. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will, to the fullest extent not prohibited by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) If the determination of the Indemnitee’s entitlement to indemnification has not been made pursuant to Section 12 within sixty (60) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 11(a) and (ii) the final disposition of the Proceeding for which Indemnitee requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d) For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, or on the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or on information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. The provisions of this Section 13(d) are not exclusive and do not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e) The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, Agent or employee of the Enterprise may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.

Section 14. Remedies of Indemnitee.

(a) Indemnitee may commence litigation against the Company in the Delaware Court of Chancery to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not advance Expenses pursuant to Section 10 of this Agreement, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 of this Agreement within the Determination Period, (iv) the Company does not indemnify Indemnitee pursuant to Section 5 or Section 6 or the second to last sentence of Section 12(d) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) the Company does not indemnify Indemnitee pursuant to Section 3, Section 4, Section 7 or Section 8 of this Agreement within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder. Indemnitee must commence such Proceeding seeking an adjudication within one hundred and eighty (180) days following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company will not oppose Indemnitee’s right to seek any such adjudication.

(b) If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial, on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding commenced pursuant to this Section 14 the Company will have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and will not introduce evidence of the determination made pursuant to Section 12 of this Agreement.

(c) If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company is, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(e) It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company, to the fullest extent permitted by law, will (within thirty (30) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with any action concerning this Agreement, Indemnitee’s right to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company, and will indemnify Indemnitee against any and all such Expenses unless the court determines that each of the Indemnitee’s claims in such action were made in bad faith or were frivolous or are prohibited by law.

Section 15. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bylaws, Certificate of Incorporation, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

(b) The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated. The relationship between the Company and such other Persons, other than an Enterprise, with respect to the Indemnitee’s rights to indemnification, advancement of Expenses, and insurance is described by this subsection, subject to the provisions of Section 15(d) with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.

(i) The Company hereby acknowledges and agrees:

1. the Company is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding;

2. the Company is primarily liable for all indemnification and indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise;

3. any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding are secondary to the obligations of the Company’s obligations;

4. the Company will indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or insurer of any such Person; and

(ii) the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

(iii) In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance of Expenses to any other Person with whom or which Indemnitee may be associated.

(iv) Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated is specifically in excess over the Company’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.

(c) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.

(d) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise.

(e) In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 16. Duration of Agreement. This Agreement continues until and terminates upon the later of: (a) ten (10) years after the date that Indemnitee ceases to have a Corporate Status or (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement relating thereto. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are binding upon and enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), continue as to an Indemnitee who has ceased to be an observer of the Board, and inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 17. Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 18. Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement in excess of that expressly provided, without limitation, by the Certificate of Incorporation, the Bylaws, vote of the Company stockholders or disinterested directors, or applicable law.

Section 19. Entire Agreement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws and applicable law, and is not a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 20. Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.

Section 21. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 22. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by electronic mail, with receipt of oral confirmation that such communication has been received:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.

(b) If to the Company to:

Cipher Mining Inc.

222 Purchase Street, #290

Rye, NY 10580

United States of America

Attn: [●]

E-mail: [●]

or to any other address as may have been furnished to Indemnitee by the Company.

Section 23. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 24. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Agreement may be brought only in the Delaware Court of Chancery and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or Proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 25. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 26. Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY

By:
Name:
Title:

INDEMNITEE

By:
Name:
Title:
Notice Address:

[Signature Page to Observer Indemnification and Advancement Agreement]